FOR IMMEDIATE RELEASE

CONTACT:    Curt Hecker, CEO
Intermountain Community Bancorp
(208) 263-0505         curt.hecker@panhandlebank.com

Doug Wright, Executive Vice President & CFO
Intermountain Community Bancorp
(509) 363-2635      doug.wright@intermountainbank.com

Carolyn Shaw, Senior Vice President, Risk Manager and Financial Accounting Officer
Intermountain Community Bancorp
(509) 944-3888         carolyn.shaw@intermountainbank.com

Intermountain Community Bancorp Reports Second Quarter 2011 Results

Sandpoint, Idaho, July 27, 2011 - Intermountain Community Bancorp (OTCBB - IMCB), the holding company for Panhandle State Bank, reported second quarter results with improved net interest margin, increased interest income and reduced operating expenses. The net loss applicable to common shareholders for the second quarter totaled $1.1 million, or $0.13 per common share, compared to net loss applicable to common shareholders of $442,000, or $0.05 per common share in the first quarter of 2011, and a net loss of $2.9 million, or $0.35 per common share in the second quarter of 2010. Before dividends on preferred stock outstanding, the Company's net loss was $605,000 for the second quarter of 2011, compared to net income of $1,000 in the first quarter of 2011, and a net loss of $2.5 million in the second quarter of 2010. The increase in net loss applicable to common shareholders for the current quarter compared to the previous quarter is primarily due to an increase in the loan loss provision partially offset by an increase in net interest income and a decrease in operating expenses.

For the first six months of 2011, Intermountain recorded a net loss applicable to common shareholders of $1.5 million, or $0.18 per share, a significant improvement over the net loss applicable to common shareholders of $7.7 million, or $0.91 per share recorded during the first six months of 2010.

"We continue to improve our credit quality metrics and focus on our strategic objectives of completing our announced capital raise, improving asset quality, reducing expenses, and remaining flexible in this changing economic environment," said Curt Hecker, Chief Executive Officer. "Our loan loss provision, net chargeoffs, other credit costs and non performing assets are all lower than in 2010. Our net interest margin has also improved, reflecting decreases in interest expense and the deployment of some cash into higher yielding loans and marketable securities."

Second Quarter 2011 Highlights (at or for the period ended June 30, 2011, compared to June 30, 2010, or March 31, 2011)

▪
On April 6, 2011, the Company announced that it has entered into securities purchase agreements with certain accredited investors (the “Investors”), pursuant to which it expects to raise aggregate gross proceeds of $70 million in a private placement, subject to bank regulatory approvals and confirmations and satisfaction of other customary closing conditions. The Company also plans to conduct a $5 million rights offering after the closing of the private placement that will allow existing shareholders to purchase common shares at the same purchase price per share as the Investors. The Company anticipates that the $70 million private placement will be completed in the third quarter of 2011 and the rights offering will commence shortly after the private placement closes.

▪	Net interest margin increased to 4.14% in the quarter ended June 30, 2011, up from 3.89% in the first quarter of 2011 ("the sequential quarter") and 3.71% in the second quarter of 2010.

▪
Transaction deposits now comprise 65.52% of total deposits, compared to 63.47% a year ago, as the Company continues to phase out higher cost funding instruments, such as brokered and collateralized certificates of deposit.

▪	Intermountain reduced its average interest cost on deposits by 4 basis points from the prior quarter and 39 basis points from one year ago.

▪
The provision for loan losses for the six months ended June 30, 2011 dropped by $7.4 million to $4.3 million compared to the six months ended June 30, 2010. The provision for loan losses for the three months ended June 30, 2011 was $2.7 million compared to $1.6 million in the previous quarter and $4.9 million for the quarter ended June 30, 2010. The increase in the provision from the sequential quarter primarily reflected valuation adjustments on several land development loans.

▪
Nonperforming assets (NPAs) at June 30, 2011 decreased by $3.9 million, or 17.2% from the end of the first quarter and by $8.0 million, or 30.1% from June 30, 2010. At 1.93% of total assets versus 2.28% in the sequential quarter and 2.49% at June 30, 2010, the Company's NPA/Total Asset ratio continues to trend down and be relatively low compared to peer group averages.

▪
Reserves for potential loan losses stood at $13.7 million, or 2.44% of total loans, compared to $12.5 million, or 2.26% of total loans in the sequential quarter and $13.7 million, or 2.16% of total loans at the end of June 2010.

▪	Loan delinquencies (30 days past due and over) have trended down to 0.32% of total loans compared to 0.54% in the first quarter of 2011 and 0.50% in the second quarter of 2010.

▪
Capital ratios were stable during the second quarter. The Company's estimated Tier 1 Leverage and Total Risk Based Capital ratios were 7.0% and 11.3% in the second quarter, respectively, as compared to 6.8% and 11.6% in the first quarter.

▪	Liquidity continues at historically high levels represented by cash and cash equivalents, marketable securities, loan-to-deposit ratios and the availability of alternative funding sources.

“We continue to be encouraged with improvements in operating results,” said Hecker. “Virtually every aspect of the income statement has improved significantly over the prior year. However we are not yet satisfied with our position and our team continues to be very focused on returning the Company to strong levels of profitability. We are moving forward in our strategic plan by aggressively reducing credit losses and other expenses, maintaining our strong net interest margin, and re-deploying assets to improve yield at reasonable levels of risk. Amidst continuing economic challenges, we continue to work closely with our customers and communities to boost local growth, improve our customers' profitability, and add value to these relationships.”

Asset Quality

Nonperforming loans totaled $10.7 million at June 30, 2011 down from $18.7 million at the end of March 2011, and down from $17.8 million at the end of the same period last year. The allowance for loan loss coverage of non-performing loans totaled 127.5% in the second quarter, up from 66.7% in the first quarter and 77.4% at June 30, 2010.

Total nonperforming assets (NPAs) were $18.6 million at quarter end, down from $22.4 million at March 31, 2011, and down from $26.5 million at June 30, 2010. At quarter end, the ratio of NPAs to total assets was 1.93% versus 2.28% at March 31, 2011 and 2.49% at June 30, 2010. At 0.32%, loan delinquencies (30 days or more past due) were down from 0.54% in the prior quarter and down from the 0.50% rate experienced a year ago.

Classified loans totaled $58.7 million at quarter end, compared to $61.2 million for the sequential quarter and $59.8 million a year ago. Classified loans are loans in which the Bank anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

The following tables summarize nonperforming assets by type and geographic region, and provide trending information over the prior year.

NPAs BY TYPE AND LOCATION
June 30, 2011	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho excluding Boise	Other	Total	% of Loan type to total NPAs
(Dollars in thousands)
Commercial loans	$3,456	$365	$267	$286	$26	$4,400	23.7%
Commercial real estate	1,609	22	343	127	1,339	3,440	18.5%
Commercial construction	45	—	—	—	—	45	0.2%
Land and land development	8,064	42	286	137	18	8,547	46.1%
Agriculture	—	—	88	22	270	380	2.1%
Multifamily	—	—	—	—	—	—	—%
Residential real estate	505	254	159	270	156	1,344	7.3%
Residential construction	20	—	—	—	—	20	0.1%
Consumer	366	—	—	8	—	374	2.0%
Total	$14,065	$683	$1,143	$850	$1,809	$18,550	100.0%

Percent of total NPA	75.8%	3.7%	6.2%	4.5%	9.8%	100.0%

NPA BY CATEGORY
(Dollars in thousands)	6/30/2011	% of total	3/31/2011	% of total	6/30/2010	% of total
Commercial loans	$4,400	23.7%	$4,423	19.7%	$3,364	12.7%
Commercial real estate	3,440	18.5%	4,935	22.0%	4,760	18.0%
Commercial construction	45	0.2%	46	0.2%	1,931	7.3%
Land and land development	8,547	46.1%	9,713	43.4%	11,625	43.8%
Agriculture	380	2.1%	614	2.7%	524	2.0%
Multifamily	—	—%	—	—%	112	0.4%
Residential real estate	1,344	7.3%	2,181	9.8%	3,982	15.0%
Residential construction	20	0.1%	111	0.5%	193	0.7%
Consumer	374	2.0%	380	1.7%	28	0.1%
Total NPA	$18,550	100.0%	$22,403	100.0%	$26,519	100.0%

NPAs trended down from both last year and the first quarter, as the Company continued its aggressive focus on this area. “While our NPA levels continue to be below many of our peers and the risk of potential loss from problem credits is significantly reduced, we still have work to do, and will continue our efforts in these areas," noted Hecker.

At $7.8 million, OREO balances increased by $4.1 million from March 31, 2011, primarily due to the addition of one land development project totaling $5.9 million. OREO balances decreased $936,000, or 10.7% from one year ago. The Company sold 25 properties totaling $3.1 million in the second quarter, had net valuation adjustments of $35,000 and added 8 properties totaling $7.2 million. For the first six months of 2011, the Company sold 39 properties totaling $4.4 million, wrote off $326,000 and added 18 properties totaling $8.1 million for the six months ended June 30, 2011. The dollar additions for both the three- and six-month periods primarily reflect the addition of the larger land development loan noted above. A total of 26 properties remained in the OREO portfolio at quarter end, consisting of $6.8 million in construction and land development properties, $432,000 in commercial real estate properties, and $540,000 in residential real estate.

Assets and Loan Portfolio Summary

Assets totaled $960.7 million at June 30, 2011, down slightly from $980.9 million at March 31, 2011, and from $1.07 billion at June 30, 2010. Net loans receivable of $548.2 million at June 30, 2011 increased $7.6 million, or 1.4% from the sequential quarter and were down $74.9 million, or 12.0% year-over-year. The increases over the first quarter reflected growth in the commercial, commercial real estate and agricultural portfolios, offset by continued reductions in land development and commercial construction balances. These increases reflected a slight rebound in lending demand as business activity in the Company's markets improved, combined with seasonal factors. Since June 30, 2010, land development and commercial construction loans have decreased by $29.6 million, or 30.7%, reflecting management's ongoing efforts to reduce these higher-risk assets. Smaller year-over-year reductions during the last twelve months in most other portfolio categories are indicative of the muted economic climate and reduced loan demand from cautious borrowers. Reductions in the agricultural portfolio reflect very strong market conditions within the industry, resulting in high profit levels, higher cash levels and lower borrowing needs, although agricultural loan balances did start increasing in second quarter 2011. “Loan demand is closely tied with both current and expected economic conditions, and while the climate is better than a year ago, it remains challenging," noted Hecker. "However, the close relationships we have with customers and our communities, and the expertise we hold in certain sectors, including agribusiness, municipalities, small manufacturing, and professional services are providing opportunities for loan production," he added.

LOANS BY CATEGORIES
(Dollars in thousands)	6/30/2011		3/31/2011		6/30/2010
Commercial loans	$123,566	22.0%	$118,396	21.4%	$143,935	22.6%
Commercial real estate	172,701	30.7%	169,888	30.7%	178,516	28.0%
Commercial construction	17,694	3.2%	18,579	3.4%	20,455	3.2%
Land and land development	49,197	8.8%	58,086	10.5%	76,029	11.9%
Agriculture	85,296	15.2%	77,098	13.9%	101,029	15.9%
Multifamily	27,112	4.8%	26,253	4.8%	28,107	4.4%
Residential real estate	62,016	11.0%	61,854	11.2%	62,794	9.9%
Residential construction	4,291	0.8%	3,537	0.6%	4,715	0.8%
Consumer	12,535	2.2%	13,014	2.4%	16,044	2.5%
Municipal	7,360	1.3%	6,383	1.1%	5,269	0.8%
Total loans receivable	561,768	100.0%	553,088	100.0%	636,893	100.0%
Allowance for losses on loans	(13,687)		(12,482)		(13,743)
Net deferred origination fees	114		8		(21)
Loans receivable, net	$548,195		$540,614		$623,129

LOAN PORTFOLIO BY LOCATION
June 30, 2011
(Dollars in thousands)	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
Commercial loans	$85,879	$7,861	$10,463	$17,384	$1,979	$123,566	22.0%
Commercial real estate	115,615	12,916	17,093	16,186	10,891	172,701	30.7%
Commercial construction	6,057	3,369	8,258	—	10	17,694	3.2%
Land and land development	36,442	4,277	5,717	1,287	1,474	49,197	8.8%
Agriculture	2,433	6,426	16,190	58,270	1,977	85,296	15.2%
Multifamily	17,923	—	708	—	8,481	27,112	4.8%
Residential real estate	41,784	4,932	3,764	8,187	3,349	62,016	11.0%
Residential construction	3,729	417	145	—	—	4,291	0.8%
Consumer	7,194	1,182	1,165	2,585	409	12,535	2.2%
Municipal	5,842	—	1,518	—	—	7,360	1.3%
Total	$322,898	$41,380	$65,021	$103,899	$28,570	$561,768	100.0%
Percent of total loans in geographic area	57.5%	7.4%	11.6%	18.5%	5.0%	100.0%

Deposit, Investment Portfolio and Equity Summary

Deposits totaled $736.0 million at June 30, 2011, down from $767.6 million at March 31, 2011 and $806.8 million at June 30, 2010. The year-over-year reduction was comprised largely of planned decreases of brokered and retail CD accounts totaling $38.4 million, as the Company focused on reducing its non-core funding and cost of funds. Non-interest bearing deposit balances were stable during this period, while money market and NOW accounts decreased, reflecting the impacts of continued rate reductions, usage by businesses to fund operations and reduce debt, and conversion of both CD and money market funds into non-FDIC investments offered through the Company's Trust and Investments division. Transaction deposits now represent 65.5% of total deposits, up from 65.4% at March 31, 2011 and 63.5% at June 30, 2010. Jumbo, brokered and collateralized deposits continued to decline, both in absolute terms and as a percent of the overall portfolio, reflecting the ongoing strategy to build lower cost core deposits.

DEPOSITS
(Dollars in thousands)	6/30/2011	% of total	3/31/2011	% of total	6/30/2010	% of total
Non-interest bearing demand accounts	$166,261	22.7%	$168,151	21.9%	$162,137	20.1%
NOW & Money market accounts	315,986	42.9%	333,757	43.5%	349,955	43.4%
Savings & IRA accounts	75,024	10.2%	75,858	9.9%	77,549	9.6%
Certificates of deposit (CDs)	68,053	9.2%	72,067	9.4%	84,672	10.5%
Jumbo CDs	65,758	8.9%	67,336	8.7%	79,720	9.9%
Brokered CDs	36,899	5.0%	36,899	4.8%	45,348	5.6%
CDARS CDs to local customers	8,048	1.1%	13,573	1.8%	7,399	0.9%
Total Deposits	$736,029	100.0%	$767,641	100.0%	$806,780	100.0%

Available-for-sale investments totaled $210.1 million at June 30, 2011, an increase of 17.4% from June 30, 2010. The increase reflects partial deployment of excess federal funds which had been held to maintain a conservative cash and investment position. “The partial deployment of these funds into high-quality marketable securities with relatively short durations should improve overall asset yield at a reasonable risk level,” Chief Financial Officer Doug Wright said.

Stockholders' equity totaled $60.4 million at June 30, 2011, compared to $59.1 million at March 31, 2011, and $83.6 million at June 30, 2010. Tangible book value per common share totaled $4.07 compared to $3.92 in the first quarter 2011 and $5.47 at June 30, 2010. Tangible stockholders' equity to tangible assets was 3.56% compared to 3.36% at March 31, 2011 and 4.36% at the end of the second quarter 2010.

Income Statement Summary

The net loss applicable to common shareholders for the second quarter totaled $1.1 million, or $0.13 per common share, compared to net loss applicable to common shareholders of $442,000, or $0.05 per common share in the first quarter of 2011, and a net loss applicable to common shareholders of $2.9 million, or $0.35 per common share in the second quarter of 2010. Before dividends on preferred stock outstanding, the Company's net loss was $605,000 for the second quarter of 2011, compared to net income of $1,000 in the first quarter of 2011, and a net loss of $2.5 million in the second quarter of 2010. The increase in net loss applicable to common shareholders for the current quarter compared to the previous quarter is primarily due to an increase in the loan loss provision partially offset by an increase in net interest income and a decrease in operating expenses.

Second quarter 2011 net interest income before provision totaled $9.0 million, up from $8.7 million in the first quarter 2011, and up from $8.8 million in the second quarter last year. The increase from first quarter reflects increased yields on investment securities and decreased cost of deposits. The increase from last year primarily reflects lower funding costs as rates paid on interest-bearing liabilities have declined significantly.

Net interest margin was 4.14% for the second quarter, compared to 3.89% for the sequential quarter and 3.71% for the same period last year. The increase from the sequential quarter is a result of improvement in the yield on investments and cash, as the Company converted some its cash position into higher-yielding investments, and prepayments slowed on its mortgage-backed security portfolio. The increase in margin from a year ago reflects a substantial decrease in the Bank's interest cost on deposits, which is now at 0.62% versus 0.66% in the prior quarter and 1.01% in the second quarter of 2010. The continued reduction in the cost of deposits and interest-bearing liabilities reflects ongoing efforts to reduce non-core deposits and re-price the remaining liabilities down. “During the second quarter we also began the process of conservatively boosting loan balances and purchasing high-quality but better yielding marketable securities with a portion of our excess cash balances. We will continue to look for more opportunities to assist strong borrowers in growing their businesses in future quarters,” Wright said.

Intermountain recorded a $2.7 million provision for loan losses in the second quarter, up from $1.6 million in the sequential quarter and down from $4.9 million in the same period a year ago. For the second quarter, net charge-offs (NCOs) were $1.5 million compared to $1.6 million in the prior quarter and $9.5 million in the second quarter of 2010. “The loss provision was up from first quarter primarily due to decreases in collateral values in the very few remaining large land development loans we still hold,” stated Hecker, "but we believe our overall risk of additional loss continues to decrease and is significantly lower than in 2009 and 2010."

Other income in the second quarter of 2011 was $2.7 million, unchanged from $2.7 million in the sequential quarter but down from $3.0 million in the same period a year ago. The decrease from a year ago reflected reduced overdraft fee income and lower mortgage origination activity offset by the decrease in other-than-temporary impairment (OTTI) credit loss of $237,000. There was no OTTI credit loss in the second quarter of 2011.

Operating expenses for the second quarter of 2011 totaled $9.6 million, down $0.1 million from the first quarter of 2011 and $1.7 million from the second quarter last year, as the Company continued to implement its cost reduction plans. Continued reductions in staffing led to a $201,000 reduction in compensation expense from the same period last year, even with severance expense and catch-up incentive accruals temporarily offsetting some of the reduction. Reductions in leased space and depreciation on equipment and software reduced occupancy and technology expense by $81,000, and lower deposit totals and a revised FDIC assessment calculation produced the $140,000 reduction in FDIC assessments. Improving asset quality and a lower average OREO balance led to a $1.2 million reduction in OREO operations expense over last year.

“Improving efficiency continues to be a very high priority for us,” said Hecker, “and we are making strong and sustained gains in this area. We expect this to be an ongoing process with the culmination of several significant projects in the third quarter of this year as we refine operations to generate revenue levels at a lower overall cost.”

The Company did not record a tax provision or benefit for the second quarter. The net deferred tax asset was reduced by $1.5 million from March 31, 2011, primarily due to the increase in the unrealized gain on investment securities, after tax, totaling $13.7 million. The net deferred tax asset has an $8.8 million valuation allowance against the net operating losses.

Planned Capital Raise

On April 6, 2011, the Company announced that it had entered into securities purchase agreements with certain accredited investors, pursuant to which it expects to raise aggregate gross proceeds of $70 million, subject to bank regulatory approvals and confirmations and satisfaction of other customary closing conditions, through the issuance and sale in a private placement of 70 million shares of common stock at $1.00 per share. The Company also plans to conduct a $5 million rights offering after the closing of the private placement that will allow existing shareholders to purchase common shares at the same purchase price per share as the Investors. Certain of the Investors have agreed, subject to applicable regulatory limitations, to purchase shares any existing shareholders do not purchase in the rights offering. The Company expects to use the proceeds from the private placement and the rights offering to make capital contributions to and strengthen the balance sheet of the Bank, for other general corporate purposes and as otherwise provided for in the agreements. The Company presently expects the private placement to close in the third quarter.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at

www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the “Risk Factors,” “Business,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; any failure to obtain required regulatory approvals and satisfy other closing conditions under the securities purchase agreements and any resulting inability to complete the issuance and sale of the securities in the manner intended; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2011	March 31, 2011	June 30, 2010
	(Dollars in thousands, except per share amounts)
ASSETS
Cash and cash equivalents:
Interest-bearing	$77,724	$143,957	$110,328
Non-interest bearing and vault	13,571	12,891	15,206
Restricted cash	2,832	3,224	3,562
Loans receivable, net	548,195	540,614	623,129
Loans held for sale	1,615	1,823	3,728
Investments and asset-backed securities (“ABS”) available for sale	210,064	173,484	178,945
Investments and ABS held to maturity	22,154	22,188	23,050
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Office properties and equipment, net	38,982	39,560	41,094
Goodwill	—	—	11,662
Accrued interest receivable	4,183	4,021	4,962
Other intangible assets, net	249	280	374
Bank-owned life insurance	8,946	8,854	8,583
Other real estate owned	7,818	3,686	8,754
Prepaid expenses and other assets	22,037	23,981	30,053
Total assets	$960,680	$980,873	$1,065,740

LIABILITIES
Deposits	$736,029	$767,641	$806,780
Advances from Federal Home Loan Bank	34,000	34,000	49,000
Repurchase agreements	99,687	92,240	98,549
Other borrowings	16,527	16,527	16,527
Cashier checks issued and payable	520	550	737
Accrued interest payable	1,484	1,340	1,361
Accrued expenses and other liabilities	11,990	9,457	9,203
Total liabilities	900,237	921,755	982,157

STOCKHOLDERS' EQUITY
Common stock	78,822	78,773	78,650
Preferred stock	25,969	25,881	25,625
Accumulated other comprehensive gain (loss) (1)	1,162	(1,079)	(2,475)
Accumulated deficit	(45,510)	(44,457)	(18,217)
Total stockholders' equity	60,443	59,118	83,583
Total liabilities and stockholders' equity	$960,680	$980,873	$1,065,740

Book value per common share, excluding preferred stock	$4.10	$3.95	$6.91
Tangible Book Value per common share, excluding preferred stock (2)	$4.07	$3.92	$5.47
Shares outstanding at end of period	8,409,840	8,409,730	8,390,877
Stockholders' Equity to Total Assets	6.29%	6.03%	7.84%
Tangible Stockholders' Equity to Tangible Assets (3)	6.27%	6.00%	6.79%
Tangible Common Equity to Tangible Assets	3.56%	3.36%	4.36%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total shares outstanding.
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$8,432	$8,335	$9,814
Investments	2,358	2,153	1,785
Total interest income	10,790	10,488	11,599

Interest expense:
Deposits	1,134	1,248	2,051
Borrowings	671	529	789
Total interest expense	1,805	1,777	2,840

Net interest income	8,985	8,711	8,759

Provision for losses on loans	(2,712)	(1,633)	(4,914)
Net interest income after provision for losses on loans	6,273	7,078	3,845

Other income (expense):
Fees and service charges	1,863	1,670	2,047
Loan related fee income	545	575	799
Net gain on sale of securities	—	—	70
Other-than-temporary impairment on investments	—	—	(237)
Bank-owned life insurance	91	89	95
Other income	234	329	224
Total other income, net	2,733	2,663	2,998

Operating expenses:
Salaries and employee benefits	4,887	4,947	5,088
Occupancy expense	1,708	1,787	1,789
FDIC assessment	331	445	471
OREO operations	150	476	1,380
Other expenses	2,535	2,085	2,546
Total operating expenses	9,611	9,740	11,274

Income (loss) before income tax benefit	(605)	1	(4,431)
Income tax benefit	—	—	1,934

Net income (loss)	(605)	1	(2,497)

Preferred stock dividend	448	443	428

Net loss applicable to common stockholders	$(1,053)	$(442)	$(2,925)

Loss per share - basic	$(0.13)	$(0.05)	$(0.35)
Loss per share - diluted	$(0.13)	$(0.05)	$(0.35)

Weighted-average common shares outstanding - basic	8,409,786	8,396,495	8,388,128
Weighted-average common shares outstanding - diluted	8,409,786	8,396,495	8,388,128

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Six Months Ended
	June 30, 2011	June 30, 2010
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$16,766	$19,463
Investments	4,512	3,752
Total interest income	21,278	23,215

Interest expense:
Deposits	2,382	4,441
Borrowings	1,200	1,595
Total interest expense	3,582	6,036

Net interest income	17,696	17,179

Provision for losses on loans	(4,345)	(11,723)
Net interest income after provision for losses on loans	13,351	5,456

Other income (expense):
Fees and service charges	3,534	3,835
Loan related fee income	1,120	1,293
Net gain (loss) on sale of securities	—	142
Other-than-temporary impairment on investments	—	(256)
Bank-owned life insurance	180	185
Other income	562	322
Total other income, net	5,396	5,521

Operating expenses:
Salaries and employee benefits	9,833	10,920
Occupancy expense	3,496	3,616
FDIC assessment	776	939
OREO operations	626	2,410
Other expenses	4,620	4,950
Total operating expenses	19,351	22,835

Loss before income tax benefit	(604)	(11,858)
Income tax benefit	—	5,051

Net loss	(604)	(6,807)

Preferred stock dividend	891	847

Net loss applicable to common stockholders	$(1,495)	$(7,654)

Loss per share - basic	$(0.18)	$(0.91)
Loss per share - diluted	$(0.18)	$(0.91)

Weighted-average common shares outstanding - basic	8,403,177	8,380,265
Weighted-average common shares outstanding - diluted	8,403,177	8,380,265

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Interest Spread:
Yield on Loan Portfolio	6.01%	6.03%	6.06%	6.02%	6.01%
Yield on Investments & Cash	3.08%	2.51%	2.42%	2.76%	2.54%
Yield on Interest-Earning Assets	4.97%	4.68%	4.92%	4.81%	4.92%

Cost of Deposits	0.62%	0.66%	1.01%	0.63%	1.09%
Cost of Advances	2.10%	2.10%	2.56%	2.10%	2.56%
Cost of Borrowings	1.74%	1.18%	1.86%	1.50%	1.87%
Cost of Interest-Bearing Liabilities	0.82%	0.78%	1.18%	0.80%	1.25%

Net Interest Spread	4.16%	3.90%	3.74%	4.02%	3.67%

Net Interest Margin	4.14%	3.89%	3.71%	4.00%	3.64%

Performance Ratios:
Return on Average Assets	-0.25%	—%	-0.94%	-0.12%	-1.28%
Return on Average Common Stockholders' Equity	-12.48%	-5.37%	-20.05%	-8.93%	-25.70%
Return on Average Common Tangible Equity (1)	-12.57%	-5.42%	-25.25%	-9.01%	-32.16%
Operating Efficiency	82.02%	85.63%	95.89%	83.80%	100.59%
Noninterest Expense to Average Assets	3.97%	3.98%	4.22%	3.97%	4.29%

(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	June 30, 2011	March 31, 2011	June 30, 2010
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans (Annual)	1.10%	1.19%	5.98%
Loan Loss Allowance to Total Loans	2.44%	2.26%	2.16%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$—	$1	$—
Nonaccrual Loans	10,732	18,716	17,765
Total Nonperforming Loans	10,732	18,717	17,765
OREO	7,818	3,686	8,754
Total Nonperforming Assets (“NPA”)	$18,550	$22,403	$26,519

NPA to Total Assets	1.93%	2.28%	2.49%
NPA to Net Loans Receivable	3.38%	4.14%	4.26%
NPA to Estimated Risk Based Capital	23.13%	27.93%	29.27%
NPA to Tangible Equity + Allowance for Loan Loss	25.11%	31.41%	31.09%
Loan Delinquency Ratio (30 days and over)	0.32%	0.54%	0.50%

Regulatory Capital (estimated)
Total capital (to risk-weighted assets):
The Company	11.31%	11.65%	11.69%
Panhandle State Bank	12.14%	12.38%	12.07%
Tier 1 capital (to risk-weighted assets):
The Company	10.05%	10.39%	10.44%
Panhandle State Bank	10.88%	11.13%	10.82%
Tier 1 capital (to average assets):
The Company	6.96%	6.79%	7.54%
Panhandle State Bank	7.54%	7.27%	7.84%